Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the following Registration Statements of Time Warner Inc. of our report dated March 28, 2006 relating to the consolidated financial statements and financial statement schedules of Adelphia Communications Corporation, which are incorporated by reference in this Current Report on Form 8-K/A (Amendment No. 1) of Time Warner Inc.:

1) S-8 (No. 333-53564)	8) S-8 (No. 333-65350)	15) S-8 (No. 333-116118)
2) S-8 (No. 333-53568)	9) S-8 (No. 333-65692)	16) S-8 (No. 333-123276)
3) S-8 (No. 333-53572)	10) S-8 (No. 333-84858)	17) S-8 (No. 333-123278)
4) S-8 (No. 333-53574)	11) S-8 (No. 333-102787)	18) S-8 (No. 333-132070)
5) S-8 (No. 333-53576)	12) S-8 (No. 333-104134)	19) S-8 (No. 333-137292)
6) S-8 (No. 333-53578)	13) S-8 (No. 333-104135)	20) S-8 (No. 333-137291)
7) S-8 (No. 333-53580)	14) S-8 (No. 333-105384)
/s/ PricewaterhouseCoopers LLP

New York
October 13, 2006